EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

NCO GROUP ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2008 RESULTS

HORSHAM, PA, April 1, 2009 - NCO Group, Inc. (“NCO” or the “Company”), a leading provider of business process outsourcing services, announced today that for the year ended December 31, 2008 it reported revenues of $1.5 billion, a net loss of $337.1 million and EBITDA of $95.5 million. The net loss and EBITDA results included a non-cash allowance for impairment of purchased accounts receivable of $98.9 million and $11.6 million of restructuring charges primarily related to the acquisitions of Systems & Services Technologies, Inc. (“SST”) and Outsourcing Solutions Inc. (“OSI”).  The net loss also included a non-cash impairment of goodwill and other intangible assets of $289.5 million.

For the fourth quarter of 2008 NCO reported revenues of $362.5 million, a net loss of $286.6 million and EBITDA of $10.9 million. The net loss and EBITDA results included a non-cash allowance for impairment of purchased accounts receivable of $35.7 million and $1.4 million of restructuring charges primarily related to the acquisitions of SST and OSI. The net loss also included a non-cash impairment of goodwill and other intangible assets of $289.5 million.

The non-cash impairment of goodwill and other intangible assets primarily related to a portion of the intangibles recorded in connection with the going-private transaction in November 2006. The impairment of goodwill and other intangible assets is a non-cash charge that does not affect the Company’s cash flows from operations, liquidity, or compliance with the financial covenants in its senior credit facility.

NCO is organized into three operating divisions: Accounts Receivable Management (“ARM”), Customer Relationship Management (“CRM”) and Portfolio Management (“PM”). During the fourth quarter of 2008, the ARM division operated below its revenue and profitability targets primarily as a result of lower than expected revenues derived from its servicing of portfolios from the PM division, as well as reduced collections as a result of the economic climate. The shortfall in revenue was partially offset by incremental volume received from new and existing clients as they continued to increase their use of outsource partners in order to offset the ongoing impact of the weakening economy on their businesses. During the quarter, the CRM division operated above its revenue and profitability targets primarily as a result of better than expected volumes from existing clients. During the quarter, PM operated below its profitability and revenue targets primarily as a result of the impact on its revenue from the increased allowance for impairment of purchased accounts receivable, as well as reduced collections as a result of the economic climate. This reduction in revenue was partially offset by reduced fees paid to our ARM division for the collection of portfolios.

Commenting on the quarter Michael J. Barrist, Chairman and Chief Executive Officer, stated, “Throughout 2008, we executed our focused strategy of sustaining operational profitability while assuring that we were properly positioned to benefit from the increased demand available to us within our markets. This process, which during the fourth quarter included minor staff and cost realignments, reductions in certain non-executive bonuses, the elimination of executive officer bonuses and a meaningful reduction in our overall discretionary spending, was enacted against the backdrop of the everyday dedication of our approximately 34,000 associates. I am extremely pleased to report that this process allowed NCO to principally attain its targeted EBITDA in 2008, exclusive of the impact of non-cash portfolio impairments and restructuring charges. As we continue to navigate through 2009, we believe NCO is well positioned among its peers within each of its core markets to capitalize on all available opportunities.

I am also pleased to report that during March of 2009 we successfully amended our senior credit facility and raised approximately $40.0 million through the private sale of preferred stock to our existing shareholders, which was used to repay debt under our senior credit facility. NCO was not in default of any of its agreements but chose to act preemptively to assure that we had the proper flexibility and liquidity to execute our business plan. In addition during the first quarter of 2009 NCO was also able to repay over $15.0 million of senior debt using cash flows from normal operations.”

The Company also announced that it will host an investor conference call on Friday, April 3, 2009, at 11:00 a.m., ET, to address the items discussed above in more detail and to allow the investment community an opportunity to ask questions. Interested parties can access the conference call by dialing (866) 388-2676 (domestic callers) or (706) 679-3487 (international callers) and providing the pass code 93017293. A taped replay of the conference call will be made available for seven days and can be accessed by interested parties by dialing (800) 642-1687 (domestic callers) or (706) 645-9291 (international callers) and providing the pass code 93017293.

About NCO Group, Inc.

NCO Group, Inc. is a global provider of business process outsourcing services, primarily focused on accounts receivable management and customer relationship management. NCO provides services through over 100 offices in the United States, Canada, the Philippines, Panama, the Caribbean, India, the United Kingdom, Mexico and Australia.

For further information contact:

NCO Investor Relations

(215) 441-3000

Certain statements in this press release, including, without limitation, statements as to fluctuations in quarterly operating results, statements as to the impact from economic conditions, statements as to acquisition integrations and operating efficiencies, statements about expected opportunities in our markets, statements as to trends, statements as to NCO’s or management’s beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, risks related to the economy, the risk that NCO will not be able to implement its business strategy as and when planned, the risk that NCO will not be able to realize operating efficiencies in the integration of its acquisitions, risks related to NCO’s significant level of debt, risks of future impairment charges to our goodwill, intangible assets and purchased accounts receivable, risks related to union organizing efforts at the Company’s facilities, risks related to past and possible future terrorists attacks, the risk that NCO will not be able to improve margins, risks relating to growth and acquisitions, risks related to fluctuations in quarterly operating results, risks related to the timing of contracts, risks related to international operations and other risks detailed from time to time in NCO’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2008, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

NCO GROUP, INC.

Unaudited Selected Financial Data

(in thousands)

Condensed Statements of Operations:

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2008(1)	2007	2008(1)	2007

Revenues	$362,533	$295,720	$1,513,141	$1,285,430

Operating costs and expenses:
Payroll and related expenses	206,855	170,666	845,481	679,951
Selling, general and admin. expenses	138,856	113,117	562,339	459,170
Depreciation and amortization expense	29,421	25,830	121,324	102,349
Impairment of intangible assets	289,492	—	289,492	—
Restructuring charges	1,350	—	11,600	—
	665,974	309,613	1,830,236	1,241,470
(Loss) income from operations	(303,441)	(13,893)	(317,095)	43,960

Other income (expense):
Interest and investment income	16	437	1,091	2,635
Interest expense	(24,439)	(24,427)	(94,831)	(95,294)
Other (expense) income	(14,416)	1,712	(16,468)	3,608
	(38,839)	(22,278)	(110,208)	(89,051)
Loss before income taxes	(342,280)	(36,171)	(427,303)	(45,091)

Income tax benefit	(45,773)	(12,418)	(71,947)	(16,104)

Loss before minority interest	(296,507)	(23,753)	(355,356)	(28,987)

Minority interest	9,866	401	18,250	(2,735)

Net loss	$(286,641)	$(23,352)	$(337,106)	$(31,722)

Selected Cash Flow Information:

	For the Year Ended December 31,
	2008	2007
Net cash provided by operating activities	$93,733	$43,995
Purchases of accounts receivable	126,547	125,283
Purchases of property and equipment	43,396	26,041

Selected Balance Sheet Information:

	As of December 31,
	2008	2007

Cash and cash equivalents	$29,880	$31,283
Working capital	151,547	162,471
Long-term debt	1,079,076	927,696

NCO GROUP, INC.

Unaudited Selected Segment Financial Data

(in thousands)

	For the Three Months Ended December 31, 2008
			Portfolio		Intercompany
	ARM	CRM	Management		Eliminations		Consolidated

Revenues	$296,358	$98,908	$(14,750	)(2)	$(17,983	)(3)(4)	$362,533

Operating costs and expenses:
Payroll and related expenses	140,441	65,676	1,800		(1,062	)(4)	206,855
Selling, general and admin. expenses	121,799	15,898	18,080		(16,921	)(3)	138,856
Depreciation and amortization expense	17,959	10,102	1,360		—		29,421
Impairment of intangible assets	73,381	51,647	164,464		—		289,492
Restructuring charges	202	1,148	—		—		1,350
	353,782	144,471	185,704		(17,983)		665,974

Loss from operations	$(57,424)	$(45,563)	$(200,454)		$—		$(303,441)

	For the Three Months Ended December 31, 2007
			Portfolio		Intercompany
	ARM	CRM	Management		Eliminations		Consolidated

Revenues	$220,331	$84,649	$18,303	(2)	$(27,563	)(3)(4)	$295,720

Operating costs and expenses:
Payroll and related expenses	103,612	65,489	1,794		(229	)(4)	170,666
Selling, general and admin. expenses	97,574	14,758	28,119		(27,334	)(3)	113,117
Depreciation and amortization expense	16,548	8,379	903		—		25,830
	217,734	88,626	30,816		(27,563)		309,613

Income (loss) from operations	$2,597	$(3,977)	$(12,513)		$—		$(13,893)

NCO GROUP, INC.

Unaudited EBITDA(5)

(in thousands)

	For the Three Months Ended	For the Three Months Ended	For the Twelve Months Ended	For the Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Net loss	$(286,641)	$(23,352)	$(337,106)	$(31,722)
Income tax benefit	(45,773)	(12,418)	(71,947)	(16,104)
Interest expense, net	24,423	23,990	93,740	92,659
Depreciation and amortization	29,421	25,830	121,324	102,349
Impairment of intangible assets	289,492	—	289,492	—

EBITDA(5)	$10,922	$14,050	$95,503	$147,182

(1)	Includes $1.4 million and $11.6 million of nonrecurring charges primarily related to the acquisitions of SST and OSI for the three months and year ended December 31, 2008, respectively.
(2)	Includes $35.7 million and $25.0 million of non-cash allowance for impairments of purchased accounts receivable for the three months ended December 31, 2008 and 2007, respectively.
(3)	Represents the elimination of intercompany revenue for services provided by ARM to Portfolio Management.
(4)	Represents the elimination of intercompany revenue for services provided by CRM to ARM.
(5)

Earnings before interest expense, taxes, depreciation and amortization, referred to as EBITDA, is presented since certain investors use this as a measurement of the Company’s ability to service its debt. It is not intended to report the Company’s operating results or free cash flow in conformity with accounting principles generally accepted in the United States. EBITDA as presented herein is not necessarily comparable to similarly titled measures of other companies.